Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated September 24, 2013, in this Registration Statement (Form S-6 No. 333-190066) of Smart Trust, Value Architects Disciplined Core Portfolio Trust, Series 7.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois

September 24, 2013